Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)

Registration Statement (Form S-8 No. 333-234128) pertaining to the Frequency Therapeutics, Inc. 2014 Stock Incentive Plan, as amended, Frequency Therapeutics, Inc. 2019 Incentive Award Plan, and Frequency Therapeutics, Inc. 2019 Employee Stock Purchase Plan

(2)	Registration Statement (Form S-8 No. 333-263643) pertaining to the Frequency Therapeutics, Inc. 2019 Incentive Award Plan and Frequency Therapeutics, Inc. 2019 Employee Stock Purchase Plan

of our report dated July 27, 2023, with respect to the consolidated financial statements of Korro Bio, Inc., included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

Boston, Massachusetts
November 6, 2023